Exhibit 99.1

For Immediate Release: January 23, 2014	Contact:	Adam J. Jeamel Corporate Communications 860-291-3765 ajeamel@rockvillebank.com

Rockville Bank Hires Four Leading Mortgage Lenders;

To Head Up Rockville’s New Loan Production Offices in MA and CT

GLASTONBURY, CONN., January 23, 2014 – William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Bank and Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), today announced the hiring of four experienced, recognized and accomplished mortgage banking professionals who will head up the Bank’s new loan production offices (LPOs) serving the greater Boston area and Fairfield County, Connecticut.

Rockville Bank’s new Massachusetts LPO on State Road in Sagamore Beach will be responsible for the greater Boston market. It will be a temporary location until a permanent location is identified. This team will be led by Jim Picciotto (Vice President, Sales Manager) and Leonard Tocci (Mortgage Loan Officer). Picciotto’s and Tocci’s experience and reputation in this area make them key hires for Rockville as the Bank expands its footprint into Massachusetts.

The other new LPO for Rockville Bank is located on Post Road in Fairfield, Connecticut and will be led by Joe Antonios (Vice President, Private Mortgage Banker)and Jarret Coleman (Private Mortgage Banker). They will be responsible for the Fairfield County, Connecticut market for Rockville Bank. The Fairfield County LPO helps Rockville Bank become more of a statewide mortgage lender beyond just greater New Haven, greater Hartford and eastern Connecticut.

Rockville Bank’s mortgage bankers are a highly mobile workforce, allowing them the ability to work remotely without being based in the office. These two locations provide that opportunity and support these four leading mortgage bankers’ need to deliver superior customer service.

Rockville has been successful in recruiting mortgage bankers like Antonios, Coleman, Picciotto and Tocci because they share the same commitment the Bank does when it comes to providing superior customer service. Also, Rockville Bank offers an attractive mortgage banking platform, can assist its lenders in doing an even better job of servicing their customers and offer quicker turnaround and local decision-making on loans, which has made Rockville one of the fastest growing mortgage lenders in the region.

Both locations, approved in January by the Connecticut Department of Banking and slated to open in February, significantly expand the Bank’s footprint beyond its traditional geography into new robust markets in both states. The two new loan offices complement Rockville Bank’s overall strategic growth plans, particularly for the mortgage banking line of business, which has achieved significant success and generated a lot of momentum for the Company over the last few years. The new locations also increase production capacity with a product mix that will work well in those specific areas.

According to federal data, Rockville Bank is among the largest mortgage originators in Connecticut while mortgage origination market share reports from SNL Financial show Rockville continuing to capture market share in Connecticut. The Commercial Record recently named Rockville Bank as one of its “Fast 50”, which shows Rockville as one of the fastest growing home lenders in the region.

This recent success can be attributed to Rockville’s commitment to recruiting and retaining top mortgage loan officers (MLOs), which they have increased from 17 to 23 MLOs over the past few months.

Crawford says what drives mortgage banking at Rockville Bank is their ability to hire great talent who are the right fit for Rockville’s culture. He highlights the hiring of Antonios, Coleman, Picciotto and Tocci as key examples of the Bank’s success in recruiting the best-of-the-best.

Leading Rockville’s Fairfield County LPO:

•	Joe Antonios (VP, Private Mortgage Banker) Antonios has over 20 years of experience in Mortgage Banking, including a long term position as President/CEO of Metro Mortgage Corp. and most recently Senior Vice President of Residential Lending for the Connecticut region of Guaranteed Rate, Inc.

•	Jarret Coleman (Private Mortgage Banker): Coleman’s vast experience in mortgage banking started as a processor with Hamilton Mortgage, where he worked for one of the top mortgage loan officers in Connecticut. He later joined Pegasus Investment Group in 2009 as an originator. For the past three years, Coleman has been with both Mortgage Master, Inc. and Guaranteed Rate, Inc.

Leading Rockville’s Eastern Massachusetts LPO (covering the greater Boston area):

•	Jim Picciotto (VP, Sales Manager): Picciotto comes to Rockville Bank from EverBank, where he helped build the company’s entry into retail mortgage lending in Massachusetts. Picciotto has nearly 25 years of experience in mortgage banking, including 12 years as President and CEO of Patriot Funding, a mortgage lender based in Massachusetts. He also co-founded Capital Markets Cooperative, a capital markets/secondary market solution for banks and mortgage lenders based in Ponte Vedra Beach, Florida.

•	Leonard Tocci (Mortgage Loan Officer): Tocci brings to Rockville Bank his 30 years of experience in mortgage banking, particularly in eastern Massachusetts. Most recently, Tocci held the position of Senior Loan Officer with Guaranteed Rate, Inc. Previously, he was Director of Sales & Business Development with Summit Mortgage LLC of Boston, Vice President at Century Bank & Trust in Medford, Massachusetts, Vice President at Barnett Bank of Collier County, Florida.

“When it comes to mortgage banking at Rockville Bank, we’ve increased production capacity with a team of experienced, recognized and respected mortgage lenders who have a big-name reputation in banking. We are already recognized as one of the fastest growing mortgage lenders in the region and now with our new LPOs covering Fairfield County and greater Boston, we are in an even stronger position to capture significant market share from our competitors,” said Crawford. “With the team we’ve hired and the high level of expertise they can bring to every loan decision, this will be the differentiator in these markets.”

“Over the past few years, we have transformed our mortgage banking operations by recruiting and retaining top talent, providing local decision making on loans and quick turnaround times on our attractive product mix and offering the kind of superior customer service that continues to draw customers to Rockville Bank. The four mortgage banking professionals who will be leading our two new LPOs will build on the momentum we have generated and will eventually accomplish what we’ve done in our legacy markets in Connecticut: establish Rockville Bank as the go-to mortgage lender.”

About Rockville Bank:

Rockville Bank is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. Rockville Financial, Inc. (parent company of Rockville Bank) and United Financial Bancorp, Inc. (parent company of United Bank) of West Springfield, Massachusetts, announced a strategic merger of equals on November 15, 2013, still pending regulatory and shareholder approval. Rockville Bank recently opened a full-service banking branch in Hamden, Conn., and announced plans to open a retail banking branch North Haven, Conn., later this year. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

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